UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 20, 2013

PERCEPTRON, INC.
(Exact Name of Registrant as Specified in Charter)

Michigan	0-20206	38-2381442
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

47827 Halyard Drive, Plymouth, MI	48170-2461
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (734) 414-6100

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(b) As previously announced on the Company’s Current Report on Form 8-K filed on October 31, 2013, effective December 31, 2013, John H. Lowry, III, Vice President - Finance and Chief Financial Officer of Perceptron, Inc. (the “Company”) will retire. A search has been commenced to find his successor as Chief Financial Officer.

(c) In the interim, on December 20, 2013, Ms. Sylvia M. Smith, a certified public accountant, was selected for appointment effective at the close of business on December 31, 2013 by the Board of Directors of the Company as Acting Chief Financial Officer of the Company. While serving in that position, Ms. Smith will also continue to serve in her current positions with the Company, which include Vice President, Controller and Principal Accounting Officer and as an officer of certain Company subsidiaries. Ms. Smith is an at-will employee of the Company, currently receives an annual base salary of $134,000, is eligible to participate in the Company’s profit sharing plans and is entitled to receive medical, life and disability insurance coverage and other benefits available generally to senior management of the Company. In connection with her appointment, on December 20, 2013, the Management Development, Compensation and Stock Option Committee of the Board of Directors approved additional compensation of $3,038.46 per pay period (or such pro rata amount) beginning January 1, 2014, and ending on the date when a permanent Vice President – Finance and Chief Financial Officer begins employment.

Ms. Smith, age 56, joined the Company as Controller and Chief Accounting Officer in September 1998. Prior to joining Perceptron, from 1997 to 1998, Ms. Smith worked in the external SEC reporting department of MCN Energy Group, Inc., a diversified energy company. Prior to that, from 1983 to 1997, Ms. Smith worked at Primark Corporation, a global information services company where she held various senior management positions including Controller. Ms. Smith holds a bachelor’s degree in accounting with distinction from the University of Michigan.

SIGNATURES

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Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERCEPTRON, INC.
(Registrant)

Date: December 23, 2013	/s/ David W. Geiss
By: David W. Geiss
Title: Vice President, General Counsel
and Secretary